Exhibit 99.2

Greif, Inc.
Fourth Quarter 2025 Earnings Results Conference Call
November 6, 2025

CORPORATE PARTICIPANTS
Ole G. Rosgaard – Greif, Inc., Chief Executive Officer & Director
Lawrence Allen Hilsheimer – Greif, Inc., Chief Financial Officer & Executive Vice President
Bill D'Onofrio – Greif, Inc., Vice President, Investor Relations & Corporate Development

OTHER PARTICIPANTS
Gabrial Shane Hajde – Wells Fargo Securities, LLC, Research Division
George Leon Staphos – BofA Securities, Research Division
Ghansham Punjabi – Robert W. Baird & Company, Incorporated, Research Division
Matthew Burke Roberts – Raymond James & Associates, Inc., Research Division
Michael Andrew Roxland – Truist Securities, Inc., Research Division

MANAGEMENT DISCUSSION SECTION
Operator
Good day, and thank you for standing by. Welcome to the Greif Fourth Quarter 2025 Earnings Call. Please be advised that today's conference is being recorded. I would now like to hand the call over to your first speaker today, Bill D'Onofrio, Vice President of Investor Relations and Corporate Development. Please go ahead.

Bill D’Onofrio
Vice President of Investor Relations & Corporate Development
Good morning, everyone, and thank you for joining Greif's Fiscal Fourth Quarter 2025 Earnings Conference Call. Today, our CEO, Ole Rosgaard, will provide a strategy and market update, followed by our CFO, Larry Hilsheimer, with a review of our financial results and 2026 guidance.

Please turn to Slide 2. In accordance with Regulation Fair Disclosure, please ask questions regarding topics you consider important because we are prohibited from discussing material nonpublic information with you on an individual basis. During today's call, we will make forward-looking statements involving plans, expectations and beliefs related to future events. Actual results could differ materially from those discussed. Additionally, we will be referencing certain non-GAAP financial measures and the reconciliation to the most directly comparable GAAP metrics that can be found in the appendix of today's presentation.

Two important reporting clarifications for this quarter. First, our containerboard business was sold on August 31. As such, that business is presented as discontinued operations for its 1-month contribution to the quarter. Unless otherwise noted, all financial results and commentary discussed today will relate to continuing operations only. Second, due to our fiscal year-end change, Q4 reflects a 2-month reporting period, August and September. For consistency, all prior year comparatives in today's presentation are also shown on a 2-month basis for August and September.

I'll now hand the call over to Ole on Slide 3.

Ole G. Rosgaard
President, CEO & Director
Thanks, Bill, and thank you all for listening in today and for your interest in Greif. With the short 2025 fiscal year due to our fiscal year change, the 2 months fourth quarter, the sale of our containerboard business this quarter and the ongoing cost optimization program, we know there's a significant amount of change and noise for this quarter. This shows up in our tax results, which Larry will be discussing in a moment. Thank you for bearing with us.

We are excited for the long-term earnings growth and value creation our strategy is unlocking. We closed fiscal '25 as a more focused, more agile and more strategically aligned company than at any time in our history. Our transformation is accelerating and the results are beginning to show. On October 1, we finalized the sale of our land management business, generating $462 million in proceeds. Those funds were used immediately to reduce debt, and our pro forma leverage ratio is now under 1x. We have entered fiscal 2026 with a meaningfully stronger balance sheet with enhanced capital efficiency built for resilience.

Together with the divestiture of our containerboard business in the fourth quarter, we have reshaped Greif's portfolio to concentrate our efforts where we have the greatest opportunity to grow EBITDA, expand margins, generate cash, reduce cyclability and deliver durable returns for our shareholders. We are pleased to report our latest Net Promoter Score survey result of 72, an improvement of 3 points from last year and further extending our world-class customer service performance. That improvement is a direct reflection of the trust our customers place in us and our ability to deliver for them. The best companies build stronger relationships when things are difficult and our NPS reflects our conviction that we will capture significant value when demand returns.

Exhibit 99.2

As Larry will touch on in a moment, our full year '26 guidance despite being low end, reflects continued earnings growth and a free cash flow conversion rate of 50%, demonstrating our progress towards the long-term objectives laid out at Investor Day in December. We are proud of how we ended fiscal 2025 but even more energized by what lies ahead. Our Build to Last Strategy is firmly embedded in our organization. We are shaping and sharpening our portfolio, strengthening our balance sheet and investing for sustainable growth.

Please turn to Slide 4. Our commitment to value creation shows in how we manage cost. In fiscal '25, we achieved $50 million in run rate savings from our cost optimization program, more than double our stated full year '25 commitments. To date, we have achieved approximately $15 million in savings related to network design and operating efficiency. This is not limited to strategic footprint actions. It also includes deploying AI solutions to reduce scrap and improve OEE, strategic planning actions to minimize freight and maximize on-time deliveries and structural improvements to our global procurement strategy.

The remaining run rate savings are related to SG&A. Our updated business model has enabled much more efficient decision-making. It has also led to difficult but necessary decisions to eliminate areas of redundant cost in the updated model.

As of quarter end, we have eliminated approximately 8% of professional roles within the company or 190 positions. These changes have been carefully considered over this past year and were acted on in Q4 in a manner which allowed us to communicate to impacted colleagues our heartfelt appreciation for their contributions to Greif. These actions drove the significant acceleration beyond our previous full year '25 commitments. Due to our progress to date, we are raising our anticipated fiscal '26 cumulative cost saving run rate commitment from $50 million to $60 million to $80 million to $90 million. We will also expand our anticipated full year '27 cumulative run rate commitment from $100 million to $120 million.

Our cost optimization program has continued to evolve since the start of the year. What began as a top-down initiative is now being fueled from the ground up. Across the organization, our colleagues are embracing the challenge, identifying new opportunities, driving local action and creating meaningful change. This work is making Greif a more focused and agile organization, better positioned to capture value as demand returns. Importantly, this isn't just about taking cost out. It's about building an agile next- generation Greif. The Greif Business System enables repeatable excellence across more than 250 sites in 40 countries, allowing us to do more with fewer resources. We are removing unnecessary layers to empower local leaders and speed up decision-making and we are embedding a mindset of efficiency, responsiveness and value creation across every function and facility. This isn't a onetime initiative. It's a structural shift in how we operate, compete and grow.

Please turn to Slide 5. Significant finding from our cost optimization program, which is now realizable as the divestment of containerboard are the clear and meaningful synergies in operating adhesives and recycled fiber as part of Sustainable Fiber solutions. Therefore, beginning in fiscal '26, those products will be reported within our Fiber segment results. These changes are designed to enhance our go-to-market approach while also benefiting our cost optimization program. This leaves the Integrated Solutions segment as primarily closures. Effective October 1, we are renaming that segment to Innovative Closure Solutions, which is a highly profitable and critical growth focus for us.

Please turn to Slide 6. Our Q4 results reinforce our strategic focus on 4 target end markets. In Customized Polymer Solutions, volumes were flat year-over-year. However, small containers continued positive volume momentum driven by the agrochemicals end markets. This is an area where we have been investing to grow both organically and through M&A. Mid-single digit declines in both IBC and large polymer drums, driven by softness in industrial markets in EMEA during the quarter offset the positive growth in small containers.

In Durable Metals, volumes declined 6.6%, reflecting softness across industrial end markets. Our team remains focused on managing the business for cash flow and optimizing costs while maintaining a strong position that will capitalize on growth as demand returns. Sustainable Fiber volumes declined 7.7%, reflecting approximately 1.7 thousand tons of URB economic downtime during September. Converting was also negatively impacted by continued soft fiber drum demand. Integrated Solutions continues to see volume improvement driven by closures. These products generating 30% plus gross margin continue to win new business through innovation and cross-selling, including on our Greif+ digital platform.

In wrapping up my section, I'll close by pointing to a few items, which clearly demonstrate through the noisiness of full year '25, the value creation occurring under our strategy. Our polymers and closure business are growing. Our cost optimization is well ahead of plan and it has expanded to 120 million of anticipated total commitments. Our free cash conversion was nearly 50% in 2025 and expected to be at 50% in 2026. Our pro forma leverage is below 1x. Greif is a strong, durable company and we are accelerating our value creation.

I'll now turn it over to Larry for the financials on Slide 7.

Speaker 3.

Lawrence Allen Hilsheimer
Executive VP & CFO
Thank you, Ole. Hello, everyone. As a reminder, our results are presented excluding the containerboard divestment, except for free cash flow, which compares total operations to the prior year. Additionally, due to our fiscal year change, Q4 reflects a 2-month reporting period, August and September. For consistency, all prior year comparatives in today's presentation are also shown on a 2-month basis.

Adjusted EBITDA for the quarter was $99 million, which was 7.4% above the prior year. EBITDA margins also expanded year-over-year by 140 basis points due to better price cost across all segments and the building momentum of our cost optimization.

Exhibit 99.2

Adjusted free cash flow also improved year-over-year by over 24.3% due to the increase in EBITDA and our team's strong working capital management to close the year. As noted in our presentation, SG&A includes $28 million of operating costs specifically related to the containerboard divestment, which are excluded from EBITDA. Excluding these costs, SG&A was slightly above the prior year quarter due primarily to the 2-month quarter, including certain annual or quarterly costs, which were incurred over a shorter year. Adjusted EPS for the quarter was $0.01 relative to $0.59 in the prior year quarter. Our Q4 tax expense was impacted by nonrecurring items affecting pretax income and the residual nature of continuing operations after removing discontinued operations. Tax expense also includes various taxes either not based on income or not directly correlated to current period income, the impact of which is magnified due to the lower income reported in this 2-month period. Finally, the tax expense was also influenced by the mix of earnings across the jurisdictions in which we do business.

Please turn to Slide 8. In Polymers, growth was led by small containers, consistent with our long-term strategic focus on less cyclical, margin-accretive end markets. Sales and gross profit were both up year-over-year with margin tailwinds from mix, pricing and operational discipline. In metals, results reflected volume softness in industrial end markets. Sales and volume declined but we continue to generate healthy cash flow and remain focused on cost reduction and enhancing agility to react as demand recovers. In fiber, the decline in sales was tied to volume with URB mill downtime late in the quarter. Despite that, gross profit dollars and margin improved year-over-year due to continued benefits from price cost and tight cost management. Integrated Solutions sales and gross profit dollars declined year-over-year primarily due to lower published OCC prices in our recycled fiber group. Volumes in recycled fiber and closures were both solid and the product mix impact of closures led to higher gross margins year-over-year.

Please turn to Slide 9. Given the continued demand environment we are operating in, we believe it is prudent to present low-end guidance to begin fiscal '26. Our low-end scenario assumes flat to low single-digit volume declines in metals and fiber. It also assumes low single-digit volume improvement in polymers and closures from growth in our target end markets. The net impact of these volumes assumption is flat volume-related EBITDA performance to prior year. Transportation and manufacturing costs were also assumed flat, representing cost savings on our cost optimization, offsetting normal inflationary cost increases. The 2 major positive drivers in our bridge are SG&A and price cost, both of which reflect the accelerated progress on our cost optimization program. SG&A of $45 million reflects $39 million of incremental cost optimization, of which $17 million is within the fiscal year '25 run rate and $19 million is within the fiscal '26 run rate, both of which are expected to benefit fiscal '26. The additional $9 million represents lower variable costs, including incentives.

Price/cost reflects $12 million of incremental cost optimization. This is primarily in the form of sourcing benefits in polymers and closures, while metals cost base is assumed flat. Price/cost also reflects an $18 million incremental benefit of URB pricing recognized in fiscal '25 and lower expected OCC costs. Lastly, to round out our bridge, a $10 million EBITDA headwind from the lack of land management and a benefit of a $7 million positive FX driven by the weakening of the U.S. dollar. Our free cash flow low-end guidance is $315 million, a 50% conversion ratio, demonstrating our progress towards our long-term objectives. We expect to spend approximately $155 million on CapEx this year. Our lower cash interest cost reflects our strong balance sheet and our other cash use includes approximately $40 million of cash restructuring related to the cost optimization as well as pension costs. Working capital assumes a source of $50 million, driven by both low-end volume assumptions and optimization gains.

Please turn to Slide 10. With our pro forma leverage below 1.0x and strong cash flow guidance of $315 million, we anticipate minimal cash needs for debt service costs in the year ahead. Similarly, after divesting our most capital-intensive business earlier this year, our maintenance CapEx needs are approximately $25 million lower. Given the strength of our balance sheet and strong and durable free cash flow generation, our capital allocation outlook demonstrates the value creation driven by our business model. As a result of our fiscal year-end change, our scheduled Board of Directors meeting is now 1 month following each quarterly earnings release, still aligned to the previous fiscal calendar. As such, our dividend payments will be considered as usual by the Board on that same cadence with the next meeting occurring on December 9.

Further, based on our strong conviction in our own ability to meet our long-term commitments and our belief that our stock currently presents compelling value, we plan to execute as quickly as possible on an approximately $150 million open market repurchase plan, utilizing our available authorization of approximately 2.5 million shares. Additionally, we intend to seek Board approval of a new stock repurchase authorization that will enable continued repurchases as part of our go-forward capital allocation strategy, which we expect to include regular stock repurchases of up to 2% per year of our outstanding equity value. While that leaves ample capacity for growth capital, we're going to be prudent in allocating it while maintaining our strong balance sheet. Where we do deploy growth capital, we will prioritize thoughtful and focused organic investments, which drive high returns on capital.

Please turn to Slide 11 for closing from Ole.

Ole G. Rosgaard
President, CEO & Director
Thank you again for your interest in Greif. We acknowledge that the last 11 months have been bumpy given all the change occurring, and that showed up in this quarter in our tax results. As always, my commitment to you is transparency and candor. We are proud of how we finished fiscal 2025, more focused, more efficient and more aligned with our long-term strategy. We're also excited for a cleaner outlook in full year '26 and we'll continue to communicate progress on our strategy with as much clarity as possible. The divestments of containerboard and Land Management have meaningfully reshaped our business. We're now positioned with a sharper portfolio, lower capital intensity and stronger financial flexibility than ever before. Our cost optimization program is ahead of plan and with an expanded $120 million commitment by the end of 2027. We are building a stronger business, one that creates value in any environment and delivers accelerating performance as volumes return. Thank you for your continued support. Operator, please open the lines for questions.

Exhibit 99.2

QUESTION AND ANSWER
Operator
Our first question will be coming from Ghansham Panjabi of Baird.

Ghansham Panjabi
Robert W. Baird & Co. Incorporated, Research Division
So I guess, first off, on polymers and your comments about growth in some of the target markets that you've realigned towards. Can you just give us some more color on that, Ole? I mean many of these end markets you referenced ag and flavors, et cetera, are still quite challenged just based on what's happening at the CPG level, et cetera. So what is driving that improvement? Is it share gains? Is it just commercial success? What's going on there?

Ole G. Rosgaard
President, CEO & Director
Yes. Let me first give you some sort of general comments. So our macro environment is, as you know, in a prolonged down cycle and that's amplified by trade and tariff uncertainties. Demand softness remains a major driver for our customers' demand. And for example, weak end markets in construction and manufacturing are hurting volumes. In terms of the ag sector, we decided as part of our Build to Last Strategy to go into the -- or invest in end segments that grow faster than GDP. One of them was the agrochemicals market that is serviced by small containers and jerry cans, and we consolidated that market to become a global leader. And that has really paid off and it's in that market, particularly, we have seen significant growth. But when you look at these factors, our operational excellence, cost discipline, cost-out program and all the actions we just mentioned, that means that, that portfolio has become even more valuable to us in the near term.

Ghansham Panjabi
Robert W. Baird & Co. Incorporated, Research Division
Got it. And then in terms of fiscal year '26 guidance specific to EBITDA, how should we think about the sequencing of that on a year- over-year basis? Is it sort of flat to down in the first half and then an improvement in the back half? What's your baseline assumption at this point?

Lawrence Allen Hilsheimer
Executive VP & CFO
Ghansham, it's as usual, the first quarter will be the weakest, and let's talk about it roughly 20% of the year. And then the rest of the quarters will be 25% to 30% each, sort of modeled the same way after prior year.

Ghansham Panjabi
Robert W. Baird & Co. Incorporated, Research Division
Got it. And then just one final one, Larry, as it relates to the low-end, if you will, guidance characterization, is it just purely volumes that would be determined as it relates to maybe the upper end bandwidth? Is that how we should think about that?

Lawrence Allen Hilsheimer
Executive VP & CFO
I think volumes would be the big driver for certain. But also, we have found acceleration in our cost optimization program. As Ole mentioned in his prepared remarks, this is really catching fire among our colleagues and we have a program of identifying ideas from the ground up. So we also think there's upside in our cost optimization numbers for the year as well.

Operator
And our next question will be coming from Mike Roxland of Truist Securities.

Michael Andrew Roxland
Truist Securities, Inc., Research Division
Congrats on all the progress. Just wanted to follow up on Ghansham's question in terms of the '26 guide. So Larry, if volumes come in weaker because certainly we've heard about weaker volumes from a majority of our companies this earnings season thus far, is cost the lever that you have available to pull to offset incremental volume weakness to meet your guide for '26?

Lawrence Allen Hilsheimer
Executive VP & CFO
Yes. I would say 2 things. The bottom line answer to your question is yes. We can always pull back further on shifts and temporary furloughs and those kind of things. However, this is what we said, this is low-end guidance. This is pretty pessimistic on the volume assumptions already. So we don't anticipate that being an item, Michael. But yes, we still could pull incremental levers on a variable cost basis if we needed to.

Ole G. Rosgaard
President, CEO & Director
Michael, just remind you that throughout the year, pricing has been under pressure and that's due to oversupply and weak demand. And despite of that, we have increased our margins and performed solidly. And I don't think that will change going into 2026.

Michael Andrew Roxland
Truist Securities, Inc., Research Division

Exhibit 99.2

Got it. Very helpful. In terms of the cost optimization programs, you guys raised that for '27 by $20 million. As you've gone through the portfolio, do you -- can you comment on whether there's even more upside to be had or additional cost opportunities that you've come across that maybe you haven't specified right now but you've really scrutinized and you think that even there is an additional amount above and beyond the incremental $20 million?

Ole G. Rosgaard
President, CEO & Director
Obviously, our sites are much further and much higher, but we use the word commitment here. And at the moment, we are very, very comfortable committing to the $120 million we talked about. But obviously, as Larry just alluded to, that number could go up as we go through the year but we want to get a little bit closer before we would be able to increase our commitments. But we are very bullish about that.

Lawrence Allen Hilsheimer
Executive VP & CFO
Mike, we have a stage-gate process where there's a lot of discipline before we get to something we classify in stage-gate 3 and 4, which is where we're more certain. But yes, we believe there's potential upside.

Michael Andrew Roxland
Truist Securities, Inc., Research Division
Got it. And then final question before turning it over. Last quarter, you mentioned a few times on the call that some of your larger chemicals companies -- or customers, excuse me, were not doing so well. We see that through earnings. Your IBC volumes declined mid-single digits this quarter. They were down mid-single digits last quarter and have been weak for some time now. Now realizing that chemicals is a cyclical business, have any of those customers indicated to you that they intend to like maybe close capacity permanently or right-size their businesses? And if so, what does that ultimately mean for your IBC business longer term?

Ole G. Rosgaard
President, CEO & Director
I mean, as I said, the demand softness is out there it's a major driver for our customers and they have adjusted their business. And they are -- a lot of them are relying in terms of chemicals on construction and manufacturing as end markets. I don't think that it will get any worse. That's my personal opinion when I speak to customers and see the numbers. But big question is when will it get better? And we're not sitting here waiting for it to get better. Just as you've seen, we are acting. We are highly focused on organic growth. We're deploying capital for organic growth in the specific segments that we have alluded to. We are taking cost out of our business and our business is generating a lot of cash and we're doing our share buyback of $150 million. So we're helping ourselves. We're controlling what we can control, and we're not in a waiting position. Of course, when volumes return, that will be nice, and we will take that as an extra benefit.

Lawrence Allen Hilsheimer
Executive VP & CFO
Yes, Michael, I would supplement Ole's comments, if this makes sense, we're hearing less bad comments, less bad than they were. And the other thing that's somewhat encouraging is the trending down of mortgage rates. As most housing industry analysts, investors believe that if you get within a 5-something interest rate pent-up demand in existing homes sales will take off. That's a big driver for the chemical companies and therefore, for us.

Ole G. Rosgaard
President, CEO & Director
We're encouraged by the 2x rate cuts we've seen, but it's not going to change anything overnight. But if we see more rate cuts, it will have a positive effect on demand, we believe.

Operator
And our next question will be coming from Matt Roberts of Raymond James.

Matthew Burke Roberts
Raymond James & Associates, Inc., Research Division
I appreciate all the color. Can you hear me okay?

Lawrence Allen Hilsheimer
Executive VP & CFO
Yes, yes.

Matthew Burke Roberts
Raymond James & Associates, Inc., Research Division
Okay. Great. Good to see the cost coming through and all your color on capital allocation. And on capital allocation, so balance sheet is in a great spot. You initiated the open market repurchase for $150 million. So given that low leverage and the now newly discussed long-term repurchasing intentions of, I believe, it was 2% per year. Does that change how much capacity remains for M&A? Or has the hurdle rate for M&A changed versus your view of, I think, what you said stock offering compelling value. And all those things considered, where do you expect leverage to shake out by year-end '26?

Ole G. Rosgaard
President, CEO & Director

Exhibit 99.2

Let me just answer the first one and let Larry deal with the leverage one. So on M&A, I mean, first of all, our focus is on growing much faster organically and we are deploying CapEx for that. We have a number of areas we have invested in for organic growth. In terms of M&A, we've said many times, we have a very solid pipeline. We keep working on the pipeline. We don't expect any transformational M&A to happen. We have our focus on what we would call tuck-in M&A to complement what we're doing organically. And our criteria remain the same. We are looking at M&A with EBITDA margins in the 20s, 50% free cash flow conversion and primarily within Polymers and primarily within the closures segments.

Lawrence Allen Hilsheimer
Executive VP & CFO
Yes. You might want to supplement that, Ole, maybe talk to the group about hunters and farmers and also about IonKraft.

Ole G. Rosgaard
President, CEO & Director
Yes. So we have reorganized our entire commercial organization globally and from being -- we've been farmers in the past and taking really good care of our existing customers but we've changed that to become more hunters now. We've changed the incentive program. We've changed the way we operate commercially. And we are targeting around 8% organic growth. That part is securing additional volume, extra share of wallet, but it's also deploying CapEx in terms of new capacity where we see that -- we have also invested in a new -- it started off as a start-up out of a university in Germany. We created a partnership with the start-up, and we are now investing in that and we are deploying a very unique proprietary form of barrier technology that only we have. And we're just ramping that up right now. We have 3 lines on order and we are negotiating further lines. And this is something that's exclusive to us. And we will see that start to come through towards the end of '26 and really ramping up in '27.

Lawrence Allen Hilsheimer
Executive VP & CFO
Yes. And Matt, the purpose of that, obviously, is the focus that we are really driving a different growth pattern than we had in the past. But relative to our leverage ratio, we're obviously in a really good place. And with the free cash flow generation that we're talking about, I think it's very highly likely, even with our stock repurchase and things we do, very highly likely, we'll remain under 1.5x by the end of next year. It's possible if some things came up that were attractive, we'd be higher than that, but I don't see any scenario where we'd be over 2x at any chance. So really, we'll remain in that range for the foreseeable future.

Matthew Burke Roberts
Raymond James & Associates, Inc., Research Division
Very helpful. Secondly, on the closures. So isolating that as a stand-alone segment, Ole, I know you did touch on this in the prepared remarks, so I apologize if I missed any of that. But are there operational changes here or more of a symbolic shift as closures have been a growth focus. And now -- as lower recycled fiber has been a drag on the margins in Integrated Solutions - how should we think about the margin profile and growth of that segment going forward?

Ole G. Rosgaard
President, CEO & Director
The closure has always been very attractive for us. It's a unique part of our business that comes with very high and attractive margins. There's a lot of growth opportunities out in the market for closures. And for example, with the 3 acquisitions we made in Polymers, most of them were using closures from other companies than our own. So there was a big synergy there we'll be executing on. Closures, we separated that out now in a separate segment really to put extreme focus on this segment. We have a new leader in that business as well. And his focus will be growth, M&A growth, but importantly also organic growth. And we'll deploy CapEx accordingly to that. So hopefully, you will see us in the many quarters to come growing that segment significantly.

Operator
And our next question will be coming from George Staphos of Bank of America Securities, Inc.

George Leon Staphos
BofA Securities, Research Division
I also just want to give you some credit here. Buy, sell or hold, the company has really done a wonderful job transforming itself over the last 10 years and moving to a more, if you will, common fiscal quarter end, I think, really helps everybody on the street. So we thank you for that, guys. And we know it wasn't an easy undertaking. So thanks so much for that. I guess my first question, can you talk about, Larry and Ole, the growth rates that you saw relative to your guidance entering fiscal '26? I assume your assumptions are consistent with what the exit rates are, but were there any exit rates that were maybe trending below what's embedded in your guidance, recognizing you've got a lot of levers to pull, et cetera, as was talked about earlier on the call.

Lawrence Allen Hilsheimer
Executive VP & CFO
Yes. I mean when you look across our portfolio within the fiber segment, probably one of the weakest lines that we had is our fiber drums. So fiber drums were down double digits, which was more than we expected them to be down. We expected them to be down less than that, high single digits. So that was a trend that was worse. On the other hand, small polymers did better than we expected. So those were the 2 primary ones that were different than our expectations going into the quarter, George.
Our guidance going forward is essentially aligned to what we started to see. So in our low-end guidance, as we said, we've got low single-digit up on polymers and on closures with more in the small polymers than in the large polymers. And then within metals and fiber, we've got low single-digit declines just as a low-end guidance assumption.

Exhibit 99.2

George Leon Staphos
BofA Securities, Research Division
Understood. Okay. And you're saying drums at this juncture, fiber drums, those have gotten back to kind of your guidance range or even though they started pretty weak. Would that be fair?

Lawrence Allen Hilsheimer
Executive VP & CFO
No, they're just really off right now. And it's all tied to the whole chemical industry sector. So yes, we're not bullish on any kind of significant growth in that one right now.

George Leon Staphos
BofA Securities, Research Division
Okay. I was hoping you could go a little bit further into the SG&A pickup that you're expecting this year. Thank you for the bridge and the discussion on the $45 million. Can you talk about what's in sort of the activity that you took in from fiscal '25 into fiscal '26, What, if anything, is different about what's in for this year on the fiscal '26 actions? And just any other color on the $45 million would be great.

Lawrence Allen Hilsheimer
Executive VP & CFO
Yes. The predominance of our SG&A takeouts are related to the headcount numbers that Ole gave on the 8% of our overall professional headcount. And the majority of those actions were taken in the fourth quarter. So they play out into the entire year going forward. We also have a lot of things where we've moved more things to low-cost countries. We've also taken in where we had contractors in our IT organization that you think are temporary and then all of a sudden, they're around 8 years. Well, you're better off to hire them as employees and then you're better off to offshore things. Our IT group has also done a fabulous job of rationalizing our IT licenses, which is a significant cost. We've restructured how we're doing our AI activities and going to a model that's basically pay for what you eat instead of a basic core per person license. So there's a whole bunch of elements that go into those cost saves. But those are the predominant ones that are driving the major numbers.

George Leon Staphos
BofA Securities, Research Division
Okay. And on that point, Larry and Ole, you talk about changing the incentives and the approach to organic growth in the organization, that sounds exciting. And at the same time, for understandable reasons and to benefit because you're getting savings from it, you're cutting headcount. Are there any areas where you're maybe a little bit more -- maybe word is not the right term but you've got to stretch a little bit further to get everything done on the front end of the business while you're reengineering the back end. Any tension points there?

Ole G. Rosgaard
President, CEO & Director
Not really, George. I mean, we decided not to do the SG&A as like a thousand needles. That's why we took the actions in Q4 to get most of that behind us. We -- in terms of the commercial organization, we have by and large, protected that because we're really focusing on organic growth, although we have been rearranging that, as you say, with the incentive program. But we're doing a lot of other things there as well in terms of how we manage performance in sales. And we have -- I mean, Tim Bergwall, who's our Chief Commercial Officer, he's just doing a fantastic job with his team to do that. And it doesn't happen overnight and we still got a long way to go in that area.

George Leon Staphos
BofA Securities, Research Division
Okay. My last question, a couple of parts, and I'll turn it over out of courtesy. Sorry, I've gone long here. One, I assume the pricing change in integrated/closures is just the effect of OCC, but can you talk about what the pricing change was actually within closures? Given you've done a lot of other things to simplify the organization, any thought perhaps at some point to simplifying the share structure between the Class A and Class B? And then lastly, with great resources and everything you've done to have the balance sheet where it is, comes great responsibility. Where are your customers telling you they'd like you to most sort of grow inorganically from an end market standpoint so that you get the highest return going forward?

Ole G. Rosgaard
President, CEO & Director
That was a lot of questions.

George Leon Staphos
BofA Securities, Research Division
We've been doing this a while.

Lawrence Allen Hilsheimer
Executive VP & CFO
The first one was...

Bill D’Onofrio
Vice President of Investor Relations & Corporate Development
The price impacts on the Integrated segment between RFG and Closures.

Exhibit 99.2

Ole G. Rosgaard
President, CEO & Director
So first of all, the reason for why we put the recycled fiber group and adhesives into the fiber solutions group was that they're serving that group. It's the same customer, and it's the adhesives going into fiber also amongst customers. And to have that managed by the same leader made sense. And as part of that, we could take out a leadership level. And that left sort of Integrated as a stand-alone closure business.

George Leon Staphos
BofA Securities, Research Division
Ole, what was the price change in closures, is really what I'm asking.

Lawrence Allen Hilsheimer
Executive VP & CFO
Yes. The price change in Closures, George, was basically $12 million of benefit from procurement activities and that was in the polymers and closures. That's the segment. It's not the OCC side of it. And then with respect to share structure, I mean, that's something that we continue to dialogue and look at but nothing in the near term on anything like that. And then what was the third question?

George Leon Staphos
BofA Securities, Research Division
Where are your customers telling you to...

Lawrence Allen Hilsheimer
Executive VP & CFO
Yes, on nonorganic, basically, I mean, our customers like us to serve them in any of their needs that they have. So us getting broader in closures where we might be able to serve more of their needs. Clearly, they've enjoyed us getting more into like the small plastics that we didn't use to serve on a global basis. That's been a positive. But there's nothing else that they're out there asking us to get into right now other than the one Ole went over on IonKraft which is just a brand-new technology that is more highly recyclable, very favorable environmentally. And we just had UN approval on the first container with this step in. It's a very unique opportunity for us.

Ole G. Rosgaard
President, CEO & Director
Just to remind that our NPS of 72 is just unheard of in our industry and that gives you an idea of how close we are to our customers. I'll mention an unnamed customer who has been establishing new plants in several countries. And every time they do that and this is a multinational, they come to us and ask if we could provide capacity on that particular location. And we go in and we do a long-term agreement and then we add lines or build a plant to service them. And that's an example of what customers ask us for and how close we are to them.

Operator
Our next question will be coming from Gabe Hajde of Wells Fargo.

Gabrial Shane Hajde
Wells Fargo Securities, LLC, Research Division
I had a question about the Durable Metals business, which is now going to be your largest. And if memory serves, I don't know, 40% to 45% of that sits in Europe. And not to put you guys on the spot but looking at a decent list of chemical plant closures across Continental Europe, Eastern Europe, et cetera. I know you're talking about volumes being down, I think, flat to down low single digits. Can you talk about just maybe -- I know by region, historically, you kind of gave us performance in the legacy segments. Things have been changed around a little bit. But I think you mentioned in your prepared remarks, Europe slowed down. And so maybe just by region, sort of what your expectations are in that.

Lawrence Allen Hilsheimer
Executive VP & CFO
It's interesting -- it's actually been a little bit of astounding to us. So for example, the North American steel business has been down similar levels to EMEA quarter-by-quarter. But on a 2-year stack, EMEA steel was actually up every quarter this year. Every single quarter.

Ole G. Rosgaard
President, CEO & Director
They have consistently performed better than North America. And then we have also -- as and when customers reduce capacity, we do the same. I mean, plants where we have been operating at two shifts, we now have gone down to 1 shift as an example. And we do that because we're managing that business for cash basically. So the closures that has happened, they have already been factored into our production capacity.

Gabrial Shane Hajde
Wells Fargo Securities, LLC, Research Division
Okay. I guess the second question is kind of revisiting a little bit on the M&A front. Is there a scenario where maybe there are just kind of some tuck-ins along the way? And I think, Larry, you said you don't really envision a situation where you're above 2x levered. And so between now and 2027, I didn't see the $1 billion reiterated. And again, I know it's tough when you're

Exhibit 99.2

moving assets around. But is that still explicitly sort of the target given sort of what you know about the M&A environment right now?

Lawrence Allen Hilsheimer
Executive VP & CFO
Yes. I mean, for us, on that, Gabe, I mean, it's still our objective to get there but we're not going to sillily deploy capital to get there. But if you just walk through, we gave low-end guidance. So obviously, our hope is that we do better than our low-end guidance. So if you take the $630 million and you then look at our $120 million commitment, that's net another $45 million. So you're already up to $675 million. We're hoping we see industrial volume recovery, obviously that's a big component - it's been a component of our original stack at $140 million. I mean those things get you up to $815 million. If we do some tuck-in acquisitions. We invest in organic CapEx and IonKraft and other opportunities, we still think there's a path to get there. But it's not like we're going to go chase M&A to get there and risk doing bad deals. We're just not going to do that.

Ole G. Rosgaard
President, CEO & Director
But the $140 million is largely intact in terms of going back to the 2022 volumes.

Lawrence Allen Hilsheimer
Executive VP & CFO
Yes.

Operator
And this concludes our Q&A session. I would now like to turn the call back over to Ole Rosgaard for closing remarks.

Ole G. Rosgaard
President, CEO & Director
Thank you for joining us today. Our disciplined focus on margin expansion, cash generation, and reducing cyclicality is delivering meaningful, high-quality returns for our shareholders, further validating your investment and confidence in Greif. We really appreciate your time and partnership. Thank you.